Exhibit 107
Calculation of Filing Fee Tables
From
424(b)(5)
(Form Type)
Viper Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.000001	Rule 457(r)	11,500,000 (2)	$42.50	488,750,000	$0.0001476	$72,139.50	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					488,750,000		$72,139.50	N//A	N/A	N/A	N/A
	Total Fees Previously Paid					N/A		N/A
	Total Fee Offsets					N/A		N/A
	Net Fee Due					N/A		$72,139.50

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the Registrant’s registration statement on Form
S-3ASR
with the Securities and Exchange Commission on September 11, 2024 (File
No. 333-282039)
was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith. The “Calculation of Filing Fee Tables” included herewith shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.

(2)	Assumes exercise in full of the underwriters’ option to purchase up to an aggregate of 1,500,000 additional shares of Class A Common Stock from the Registrant.